Exhibit 23.2
CONSENT OF INDEPENDENT RESERVE ENGINEERS AND GEOLOGISTS
     As independent reserve engineers, geologists, and geophysicists, we hereby consent to the references to our Firm’s name and our Firm’s reserve report dated January 29, 2009 on the oil and natural gas reserves of Legacy Reserve LP as of December 31, 2007 in Legacy Reserves LP’s annual report for the year ended December 31, 2007 filed on Form 10-K and in Legacy Reserves LP’s registration statements on Form S‑8 (No. 333-144586) and on Form S-3 (No. 333-149251) with the Securities and Exchange Commission.
LAROCHE PETROLEUM CONSULTANTS, LTD.

By:	/s/ Joe A. Young
Name:	Joe A. Young
Title:	Senior Partner
March 14, 2008